Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Nautilus, Inc. Administrative Committee
Nautilus, Inc. 401(k) Savings Plan
Vancouver, Washington
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-126054, 333-46936 and 333-79643) of Nautilus, Inc. of our report dated June 23, 2014, with respect to the statements of net assets available for benefits of Nautilus, Inc. 401 (k) Savings Plan as of December 31, 2013 and 2012, and the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedule - Form 5500, schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2013, which appears in the December 31, 2013 annual report on Form 11-K for the Nautilus, Inc. 401 (k) Savings Plan.

/s/ Perkins & Company, P.C.
Portland, Oregon
June 23, 2014